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                                                                    Exhibit 23.2
                                                                    ------------



                         Consent of Independent Auditors



The Board of Directors
Owens & Minor, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of Owens & Minor, Inc. of our report dated January 30, 2001, relating to the consolidated balance sheets of Owens & Minor, Inc. and subsidiaries as of December 31, 2000 and 1999, the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report is included in the December 31, 2000 annual report on Form 10-K of Owens & Minor, Inc., incorporated by reference into the registration statement.




                                                            /s/ KPMG LLP



Richmond, Virginia
May 24, 2001